Exhibit 10.4

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between Great Links G.B. Limited Liability Company, a Delaware limited liability company, with an office at 1209 Orange Street, Wilmington, DE 19801 (“Purchaser”), and Path 1 Network Technologies, Inc., a Delaware corporation, with an office at 6215 Ferris Square, Suite 140, San Diego, CA 92121 (“Seller”). The parties hereby agree as follows:

1.	BACKGROUND

1.1 Seller owns certain provisional patent applications, non-provisional patent applications, patents, and/or related foreign patents and applications.

1.2 Seller wishes to sell to Purchaser all right, title, and interest in such patents and applications and the causes of action to sue for infringement thereof and other enforcement rights.

1.3 Purchaser wishes to purchase from Seller all right, title, and interest in the Assigned Patent Rights (defined below), free and clear of any restrictions, liens, claims, and encumbrances, except as expressly set forth herein.

2.	DEFINITIONS

“Abandoned Assets” means those specific provisional patent applications, non-provisional patent applications, patents and other governmental grants or issuances listed on Exhibit C.

“Affiliate” means: any corporation, company or other entity of which a party hereto directly or indirectly (i) has voting shares or other voting securities, ownership and control of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of such entity or (ii) does not have outstanding shares or securities, but has more than fifty percent (50%) of the ownership interest representing the right to manage such entity. An entity shall be deemed to be an Affiliate under this Agreement only so long as all the requirements of being an Affiliate in as (i) or (ii) above are met.

“Assigned Patent Rights” means the Patents and the additional rights set forth in paragraph 4.2.

“Assignment Agreements” means the agreements assigning ownership of the Assigned Patent Rights and the Abandoned Assets from the inventors and/or prior owners to Seller.

“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, without limitation, information relating to deadlines, payments, and filings, which is current as of the Effective Date.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Executed Assignments” means both the executed and notarized Assignment of Patent Rights in Exhibit B and the executed Assignment of Rights in Certain Assets in Exhibit C, each as signed by a duly authorized representative of Seller.

“Live Assets” means the provisional patent applications, non-provisional patent applications, and patents listed on Exhibits A and/or B (as such lists may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Patents” means, excluding the Abandoned Assets, all (a) Live Assets; (b) patents or patent applications (i) to which any of the Live Assets directly or indirectly claims priority, (ii) for which any of the Live Assets directly or indirectly forms a basis for priority, and/or (iii) that directly or indirectly incorporate by reference the Live Assets or are directly or indirectly incorporated by reference by the Live Assets; (c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b); (d) foreign patents, patent applications and counterparts of any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (e) any items in any of the foregoing categories (b) through (d) whether or not expressly listed as Live Assets and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Primary Warranties” means, collectively, the representations and warranties of Seller set forth in paragraphs 6.1, 6.2, 6.3, 6.4, and 6.5 hereof.

“Patent History Files” means the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

“Transmitted Copy” has the meaning set forth in paragraph 8.12.

3.	TRANSMITTAL, REVIEW, CLOSING CONDITIONS AND PAYMENT

3.1 Transmittal. Within twenty (20) calendar days following the later of the Effective Date or the date Purchaser receives a Transmitted Copy this Agreement executed by Seller, Seller will send to Purchaser the Executed Assignments, the List of Prosecution Counsel, the Docket, the Patent History Files as they exist at the time, and all other files and original documents (including, without limitation, Letters Patent, assignments, and other documents necessary to establish that Seller’s representations and warranties of Section 6 are true and correct) in Seller’s possession reasonably relating to the Patents and/or the Abandoned Assets (“Initial Deliverables”). Seller acknowledges and agrees that Purchaser may reasonably request, and Seller will promptly deliver, additional documents based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the “Deliverables”), and that as a result of Purchaser’s review, the lists of Live Assets on Exhibits A and B and the list of Abandoned Assets on Exhibit C, may be revised by mutual agreement of Seller and Purchaser before the Closing to conform these lists to the definition of Patents (and these revisions may therefore require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibit A or B or both). To the extent any of the Live Assets are removed for any reason, the payment in paragraph 3.4 may be reduced by mutual agreement of the parties.

3.2 Closing. The closing of the sale of the Assigned Patent Rights and the assignment of the Abandoned Assets hereunder will occur when all conditions set forth in paragraph 3.3 have been satisfied or waived (the “Closing”). Purchaser and Seller will use reasonable efforts to carry out the Closing within thirty (30) calendar days following the later of the Effective Date or the date on which the last of the Deliverables was received by Purchaser.

3.3 Closing Conditions. The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 3.4.

(a) Signature by Seller. Seller timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Purchaser’s representatives by not later than             ,              at 5:00 p.m.,              time and promptly delivered two (2) executed originals of this Agreement to Purchaser’s representatives.

(b) Transmittal of Documents. Seller delivered to Purchaser all the Deliverables.

(c) Compliance With Agreement. Seller and Purchaser performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(d) Representations and Warranties True. Purchaser is reasonably satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Seller contained in Section 6 are true and correct, and that Seller is reasonably satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Purchaser contained in Section 7 are true and correct.

(e) Patents Not Abandoned. Purchaser is satisfied that, as of the Effective Date and as of the Closing, none of the assets that are included in the Live Assets have expired, lapsed, been abandoned, or deemed withdrawn.

(f) Delivery of Executed Assignments. Seller caused the Executed Assignments to be delivered to Purchaser’s representatives.

(g) Delivery of Updated Exhibit E. Seller delivered to Purchaser an updated version of Exhibit E (as described in paragraph 6.1 below) that is current as of Closing.

3.4 Payment. At Closing, Purchaser will pay to Seller’s agent’s account, as designated by Seller in writing to Purchaser prior to Closing, the amount of Five Hundred and Thirty Five Thousand U.S. Dollars (US $535,000.00) as an administrative convenience; such payment is received in that account on behalf of Seller. Such payment shall fully satisfy all payment obligations under this Agreement to Seller. Seller shall be fully responsible for, and Purchaser shall not be liable to Seller or any other person or entity for any dispute regarding, allocation of payment made under this Agreement. Purchaser may record the Executed Assignments with the applicable patent offices only on or after Closing and full payment to Seller’s agent’s account, as set forth above, of the full amount set forth in this paragraph 3.4.

3.5 Termination and Survival. In the event all conditions to Closing set forth in paragraph 3.3 are not met within ninety (90) days following the Effective Date, Purchaser will have the right to terminate this Agreement by written notice to Seller. Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller. The provisions of paragraphs 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11 will survive any termination.

4.	TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

4.1 Assignment of Patents. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to the Assigned Patent Rights. Seller understands and acknowledges that, if any of the Patents are assigned to Seller’s affiliates or subsidiaries, Seller may be required prior to the Closing to perform certain actions to establish that Seller is the assignee and to record such assignments. Prior to Closing, Seller will deliver to Purchaser a Transmitted Copy of the Assignment of Patent Rights in the form set forth in Exhibit B prior to Closing and will deliver or cause to be delivered to Seller’s agent the original Assignment of Patent Rights in the form set forth in Exhibit B (as may be updated based on Purchaser’s review pursuant to paragraph 3.1). As of the Closing, Seller will cause Seller’s agent to send via overnight mail the original Assignment of Patent Rights in the form set forth in Exhibit B, to be received by Purchaser the morning of the day following the Closing.

4.2 Assignment of Additional Rights. Upon the Closing, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all

(a) inventions, invention disclosures, and discoveries specifically disclosed in any of the Patents;

(b) rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries specifically disclosed therein;

(c) causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in subparagraph 4.2(b), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and

(d) rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing.

4.3 Assignment of Rights in Certain Assets. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all Seller’s right, title, and interest in and to the Abandoned Assets. Prior to Closing, Seller will deliver to Purchaser a Transmitted Copy of the Assignment of Certain Rights in the form set forth in Exhibit C and Seller will deliver or cause to be delivered to Seller’s agent the original Assignment of Certain Rights in the form set forth in Exhibit C (as may be updated based on Purchaser’s review pursuant to paragraph 3.1). As of the Closing, Seller will cause Seller’s agent to send via overnight mail the original Assignment of Certain Rights in the form set forth in Exhibit C, to be received by Purchaser the morning of the day following the Closing.

4.4 License Back to Seller under Patents. Upon the Closing, Purchaser hereby grants to Seller and its Affiliates, under the Patents, and for the lives thereof, a royalty-free, non-exclusive, non-sublicensable right and license (“Seller License”) to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any Seller products and products of Affiliates of Seller covered by the Patents (“Covered Products”). The Seller License shall apply to the reproduction and subsequent distribution of Covered Products under Seller’s trademarks and brands, in substantially identical form as they are distributed by the Seller, by authorized agents of the Seller such as a distributor, replicator, VAR or OEM. The Seller License is nontransferable (by operation of law or otherwise) except as set forth in paragraph 4.5. The Seller License, as to any Affiliate of Seller, will terminate as to such Affiliate if and when such Affiliate ceases to meet the requirements of being an Affiliate of Seller.

4.5 Limitation on Transferability of Seller License. The Seller License may be assigned by Seller once and only once within two (2) years of the Effective Date (the “Unrestricted Assignment Period”) without restriction on the assignee (“Assignee”) other than such restrictions as are set forth in paragraph 4.4 above (provided that Seller gives Purchaser prompt written notice of the assignment within fifteen (15) days after such assignment), and after such assignment the assignee and its Affiliates shall have all license rights granted hereunder to Seller and its Affiliates, respectively, subject to the restrictions set forth herein. After the earlier of the expiration of the Unrestricted Assignment Period or the assignment of the Seller License in accordance with the preceding sentence, the Seller License may be transferred only to a transferee that is purchasing the entire business line of the Covered Products of Seller or the Assignee, as applicable (a “Permitted Transferee”). In the event of such a transfer(a “Transfer”), the Permitted Transferee and its Affiliates shall have all license rights granted hereunder to Seller and its Affiliates, respectively, subject to the restrictions set forth herein. Further, in the event of a Transfer, the Covered Products will be limited to the products that had been commercially released by Seller and, if applicable, the Assignee, or that are in the prototype phase of development and are intended for commercial release solely by or on behalf of Seller or the Assignee, as applicable, prior to the effective date of such Transfer and the merely incremental differences of such products, and the Covered Products will not include, and in no event will the Seller License extend to, any other products, processes or services of (x) a Permitted Transferee, (y) any affiliate (other than Seller, the Assignee or an Affiliate of the Permitted Transferee, as applicable) of such purchaser or successor, or (z) any other person. Seller or the Assignee, as applicable, shall, within thirty (30) days after a Transfer, provide Purchaser with written notice of such Transfer, which notice will contain: (i) the effective date of the Transfer, (j) a description of the transaction through which the Transfer occurred, and (k) detailed information regarding the respective products, processes and services of Seller, the Assignee, the Permitted Transferee, and the purchasing entity, as applicable, as of the effective date of the Transfer, and the Seller License will immediately terminate in the event that Seller or the Assignee, as applicable, fails to provide such notice as and when set forth above. The Permitted Transferee may not transfer the Seller License (by operation of law or otherwise). The Seller License will immediately terminate upon any attempted transfer (by operation of law or otherwise) that is not in strict conformance with this paragraph 4.5, and any such attempted transfer will be void.

4.6 Right to Sue Visionary Solutions, Inc. for Breach of Contract. Notwithstanding paragraph 4.2, Seller will retain, and will not transfer in whole or in part to Buyer, the sole right to sue Visionary Solutions, Inc. (“Visionary Solutions”) for breach of contract under the Technology License Agreement between Seller and Visionary Solutions dated as of December 11, 2001. The right retained by Seller under this paragraph 4.6 does not include the right to bring against Visionary Solutions any claim other than a breach of contract claim, and Seller will have no right to sue Visionary Solutions or any other party for infringement of any of the Assigned Patent Rights.

5.	ADDITIONAL OBLIGATIONS

5.1 Further Cooperation. At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby. To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Patent History Files, Seller will ensure that, if any such portion of the Patent History File remains under Seller’s possession or control after Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Patent History File. In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

5.2 Payment of Fees. Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents until the Closing. For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be within one month after the Closing.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

6.1 Authority. Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

6.2 Title and Contest. Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

6.3 Existing Licenses. No licenses under the Patents, or interest or rights in any of the Assigned Patent Rights, have been granted or retained by Seller, any prior owners, or inventors.

6.4 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights or the Abandoned Assets as a result of any prior transaction related to the Assigned Patent Rights or the Abandoned Assets.

6.5 Validity and Enforceability. None of the Patents or the Abandoned Assets (other than Abandoned Assets for which abandonment resulted solely from unpaid fees and/or annuities) has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the any Patent to an entity that was not a “small entity.”

6.6 Conduct. To Seller’s knowledge formed after reasonable due diligence and investigation, Seller or its agents or representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting Seller’s patent rights to a standard-setting organization.

6.7 Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets. Seller has not invited any third party to enter into a license under any of the Patents or the Abandoned Assets. Seller has not initiated any enforcement action with respect to any of the Patents or the Abandoned Assets.

6.8 Patent Office Proceedings. None of the Patents or the Abandoned Assets has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.9 Fees. All maintenance fees, annuities, and the like due or payable on the Patents as set forth in paragraph 5.2 have been timely paid on or before the date of the Closing. Exhibit E sets forth all future payment deadlines known to Seller after reasonable due diligence and investigation with respect to the Patents, and Seller will update Exhibit E to cause it to be current as of Closing.

6.10. Abandoned Assets. According to each applicable patent office, each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

7.1 Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2 Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

8.	MISCELLANEOUS

8.1 Limitation of Liability. EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY SELLER OR SELLER’S INTENTIONAL MISREPRESENTATION, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2 Limitation on Consequential Damages. EXCEPT IN THE EVENT OF SELLER’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3 Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.4 Confidentiality of Terms. The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with its obligations under this Agreement; (e) by Purchaser, in order to perfect Purchaser’s interest in the Assigned Patent Rights or the Abandoned Assets with any governmental patent office (including, without limitation, recording the Executed Assignments in any governmental patent office); or (f) to enforce Purchaser’s right, title, and interest in and to the Assigned Patent Rights or the Abandoned Assets; provided that, in (b) through (d) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Seller will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

8.5 Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Delaware, without reference to its choice of law principles to the contrary. Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware. Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

8.6 Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be: (i) personally delivered, (ii) delivered postage prepaid by an internationally recognized express courier service, or (iii) sent postage prepaid registered or certified U.S. mail (return receipt requested) to the address set forth below:

If to Purchaser	If to Seller
Great Links G.B. Limited Liability Company 1209 Orange Street Wilmington, DE 19801 Attn: Managing Director	Path 1 Network Technologies, Inc. 6215 Ferris Square, Suite 140 San Diego, CA 92121 Attn: Jeremy Ferrell

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier (or if delivery refused, the date of refusal), or (b) the fifth (5th) calendar day after the date of posting if sent by U.S. mail. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

8.7 Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.8 Equitable Relief. Seller acknowledges and agrees that damages alone may be insufficient to compensate Purchaser for a breach by Seller of this Agreement and that irreparable harm may result from a breach of this Agreement. Purchaser shall have the right to seek an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

8.9 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.10 Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.11 Miscellaneous. This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties; provided, however, that, prior to Closing, Purchaser and Seller may mutually agree to update Exhibits A and B to include any patents or patent applications within the definition of Patents, based on its review of the Deliverables as defined in paragraph 3.1, by providing updated Exhibits A and B to Seller. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled “Patents to be Assigned”); Exhibit B (entitled “Assignment of Patent Rights”); Exhibit C (entitled “Assignment of Rights in Certain Assets”) and Exhibit D (entitled “Press Release”); and Exhibit E (entitled “Maintenance Fee and Annuity Deadlines”). To the extent that any of the terms or conditions of Sections 1 through 8 of this Agreement conflicts with any of the terms or conditions contained in Exhibit B or Exhibit C, the terms and conditions of Sections 1 through 8 of this Agreement shall control.

8.12 Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

8.13 Publicity and SEC Reporting. Notwithstanding paragraph 8.4, Seller may make one public announcement contemporaneously with the signing of this Agreement and one public announcement contemporaneously with Closing, each of which announcements will be substantially of the form set forth in Exhibit D. Seller shall submit any such proposed announcement to Purchaser at least five business days prior to its making such an announcement for Purchaser’s review and approval, which approval shall not be unreasonably withheld by Purchaser so long as such proposed announcement substantially conforms to Exhibit D. Seller is also authorized to file this Agreement with the Securities Exchange Commission, provided that any such filing will include only those portions of this Agreement that are required to be filed with the SEC pursuant to customary practice and applicable laws and regulations.

In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

PATH 1 NETWORK TECHNOLOGIES, INC.		GREAT LINKS G.B. LIMITED LIABILITY COMPANY

By:	/s/ THOMAS L. TULLIE	By:	/s/ MELISSA COLEMA
Name:	Thomas L. Tullie	Name:	Melissa Colema
Title:	Chief Executive Officer	Title:	Authorized Person

Effective Date: November 17, 2006

Exhibit A

PATENTS TO BE ASSIGNED

Patent or Application No.	Country	Filing Date	Title of Patent and First Named Inventor
6,141,355	U.S.	12/29/1998	Time-synchronized multi-layer network switch for providing quality of service guarantees in computer networks Douglas A Palmer

6,215,797	U.S.	08/19/1998	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,246,702	U.S.	12/31/1998	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

EP99943786	EP	08/18/1999	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,751,231	U.S.	01/16/2001	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,661,804	U.S.	01/17/2001	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

10/688,787	U.S.	10/17/2003	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,704,329	U.S.	05/07/2002	Minimizing the effect of jitter upon the quality of service operation of networked gateway devices Gregory Martin

Exhibit B

ASSIGNMENT OF PATENT RIGHTS

For good and valuable consideration, the receipt of which is hereby acknowledged, Path 1 Network Technologies, Inc., a Delaware corporation, with an office at 6215 Ferris Square, Suite 140, San Diego, CA 92121, (“Assignor”), does hereby sell, assign, transfer, and convey unto Great Links G.B. Limited Liability Company, a Delaware limited liability company, with an office at 1209 Orange Street, Wilmington, DE 19801 (“Assignee”), or its designees, all right, title, and interest that exist today and may exist in the future in and to any and all of the following (collectively, the “Patent Rights”):

(a) the provisional patent applications, patent applications and patents listed in the table below (the “Patents”);

(b) all patents and patent applications (i) to which any of the Patents directly or indirectly claims priority, (ii) for which any of the Patents directly or indirectly forms a basis for priority, and/or (iii) that directly or indirectly incorporate by reference the Patents or are directly or indirectly incorporated by reference by the Patents;

(c) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, registrations of any item in any of the foregoing categories (a) and (b);

(d) all foreign patents, patent applications, and counterparts of any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;

(e) all items in any of the foregoing in categories (b) through (d), whether or not expressly listed as Patents below and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(f) all inventions, invention disclosures, and discoveries described in any item in any of the foregoing categories (a) through (e) and all other rights arising out of such inventions, invention disclosures, and discoveries;

(g) all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(h) all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or any item in any of the foregoing categories (b) through (g), including, without limitation, all causes of action and other enforcement rights for

(i) damages,

(ii) injunctive relief, and

(iii) any other remedies of any kind

for past, current, and future infringement; and

(i) all rights to collect royalties and other payments under or on account of any of the Patents and/or any item in any of the foregoing categories (b) through (h).

Patent or Application No.	Country	Filing Date	Title of Patent and First Named Inventor
6,141,355	U.S.	12/29/1998	Time-synchronized multi-layer network switch for providing quality of service guarantees in computer networks Douglas A Palmer

6,215,797	U.S.	08/19/1998	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,246,702	U.S.	12/31/1998	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

EP99943786	EP	08/18/1999	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,751,231	U.S.	01/16/2001	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,661,804	U.S.	01/17/2001	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

10/688,787	U.S.	10/17/2003	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

6,704,329	U.S.	05/07/2002	Minimizing the effect of jitter upon the quality of service operation of networked gateway devices Gregory Martin

Assignor represents, warrants and covenants that:

(1) Assignor has the full power and authority, and has obtained all third party consents, approvals and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including the assignment of the Patent Rights to Assignee; and

(2) Assignor owns, and by this document assigns to Assignee, all right, title, and interest to the Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patent Rights. Assignor has obtained and properly recorded previously executed assignments for the Patent Rights as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patent Rights.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

Assignor will, at the reasonable request of Assignee and without demanding any further consideration therefor, do all things necessary, proper, or advisable, including without limitation, the execution, acknowledgment, and recordation of specific assignments, oaths, declarations, and other documents on a country-by-country basis, to assist Assignee in obtaining, perfecting, sustaining, and/or enforcing the Patent Rights. Such assistance will include providing, and obtaining from the respective inventors, prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers, and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Patent Rights. With prior written approval by Assignee, Assignee will pay Assignor’s reasonable costs and expenses.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

The terms and conditions of this Assignment of Patent Rights will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at                      on                                                  .

ASSIGNOR:

Path 1 Network Technologies, Inc.

By:
Name:
Title:
(Signature MUST be notarized)

STATE OF                             )

                                                 ) ss.

COUNTY OF                         )

On                             , before me,                                                                  , Notary Public in and for said State, personally appeared                                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature                                                                       (Seal)

Exhibit C

ASSIGNMENT OF RIGHTS IN CERTAIN ASSETS

For good and valuable consideration, the receipt of which is hereby acknowledged, Path 1 Network Technologies, Inc., a Delaware corporation, with an office at 6215 Ferris Square, Suite 140, San Diego, CA 92121, (“Assignor”), does hereby sell, assign, transfer, and convey unto Great Links G.B. Limited Liability Company, a Delaware limited liability company, with an office at 1209 Orange Street, Wilmington, DE 19801 (“Assignee”), or its designees, the right, title, and interest in and to any and all of the following provisional patent applications, patent applications, patents, and other governmental grants or issuances of any kind (the “Certain Assets”):

Patent or Application No.	Country	Filing Date	Title of Patent and First Named Inventor
60/107,430	U.S.	11/06/1998	Time-synchronized multi-layer network switch for providing quality of service guarantees in computer networks Douglas A. Palmer

PCT/US1999/25882	WO	11/03/1999	Time-synchronized multi-layer network switch for providing quality of service guarantees in computer networks Douglas A Palmer

EP99963855	EP	11/03/1999	Time-synchronized multi-layer network switch for providing quality of service guarantees in computer networks Douglas A Palmer

CA19992349461	CA	11/03/1999	Time-synchronized multi-layer network switch for providing quality of service guarantees in computer networks Douglas A Palmer

PCT/US1999/18984	WO	08/18/1999	Methods and apparatus for providing quality-of-service guarantees in computer networks Ronald D. Fellman

PCT/US2002/14847	WO	05/08/2001	Minimizing the effect of jitter upon the quality of service operation of networked gateway devices G. Martin

60/289,678	U.S.	05/08/2001	Minimizing the effect of jitter upon the quality of service operation of networked gateway devices G. Martin

10/757,031	U.S.	01/13/2004	Minimizing the effect of jitter upon the quality of service operation of networked gateway devices G. Martin

CA20022446766	CA	11/14/2002	Minimizing jitter in QOS networked gateway devices G. Martin

EP20020736734	EP	02/25/2004	Minimizing the effect of jitter upon the quality of service operation of networked gateway devices G. Martin

Assignor assigns to Assignee all rights to the inventions, invention disclosures, and discoveries in the assets listed above, together, with the rights, if any, to revive prosecution of claims under such assets and to sue or otherwise enforce any claims under such assets for past, present or future infringement.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to make available to Assignee all records regarding the Certain Assets.

The terms and conditions of this Assignment of Rights in Certain Assets will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

DATED this      day of                      20    .

ASSIGNOR:

Path 1 Network Technologies, Inc.

By:
Name:
Title:
(Signature MUST be notarized)

STATE OF                             )

                                                 ) ss.

COUNTY OF                         )

On                             , before me,                                                                  , Notary Public in and for said State, personally appeared                                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature                                                                       (Seal)

Exhibit D

PRESS RELEASE

After execution by both parties:

San Diego, California, [Date]/PRNewswire-FirstCall/ — Path 1 Network Technologies, Inc. announced today that it has signed an agreement to sell selected patents and patent applications to Great Links G.B. Limited Liability Company for net proceeds of approximately $535,000.00, subject to customary closing conditions. The patents and patent applications sold relate to Path 1 Network Technologies, Inc.’s DotCAM™ Technology. Path 1 Network Technologies, Inc. retains a, non-exclusive license under the patents for the DotCAM™ Technology.

At Closing:

San Diego, California, [Date]/PRNewswire-FirstCall/ — Path 1 Network Technologies, Inc. announced today that it has completed the sale of selected patents and patent applications to Great Links G.B. Limited Liability Company for net proceeds of approximately $535,000.00. The patents and patent applications sold relate to Path 1 Network Technologies, Inc.’s DotCAM™ Technology. Path 1 Network Technologies, Inc. retains a, non-exclusive license under the patents for the DotCAM™ Technology.

Exhibit E

MAINTENANCE FEE AND ANNUITY PAYMENT DEADLINES

Maintenance Fee due by 2007 (Fees are estimates based on “Small Entity” status – Fees are subject to fluctuations occurring in the Consumer Price Index pursuant to 35 U.S.C. 41(f).)

a. 6,141,355 – 8th year fee due 10/31/2007 ($1,150)

b. 6,751,231 – 4th year fees due 06/15/2007 ($900)

c. 6,661,804 – 4th year fees due 12/09/2006 ($900)

d. 6,704,329 – 4th year fees due 03-09-2007 ($900)

Patent or Application No.	Reel/Frame	*Maintenance Fee Due
6,141,355 (09/222,183)	009882/0542 Assignors: Palmer, Douglas A.; Fellman, Ronald D.; Cruz, Rene L. Assignee: Path 1 Network Technologies, Inc. Suite 230 9339 Genesee Avenue San Diego, California 92121	According to PTO’s PAIR, No Fees Due Currently. 8th year fee due 10/31/2007 ($1,150) 12th year fee due 10/31/2011 ($1,900)

6,215,797 (09/136,706)	010195/0851 Assignors: Fellman, Ronald D.; Cruz, Rene L. Assignee: Path 1 Network Technologies, Inc. 9339 Genesee Avenue, Suite 230 San Diego, California 92121	According to PTO’s PAIR, No Fees Due Currently. 8th year fee due 04/10/2008 ($1,150) 12th year fee due 04/10/2012 ($1,900)

6,246,702 (09/224,577)	009775/0373 Assignors: Fellman, Ronald D.; Cruz, Rene L.; Palmer, Douglas A. Assignee: Path 1 Network Technologies, Inc. 9339 Genesee Avenue, Suite 230 San Diego, California 92121	According to PTO’s PAIR, No Fees Due Currently. 8th year fee due 06/12/2008 ($1,150) 12th year fee due 06/12/2012 ($1,900)

6,751,231 (09/761,207)	018323/0150 Assignors: Fellman, Ronald D. and Cruz, Rene L. Assignee: Path 1 Network Technologies, Inc. 9339 Genesee Avenue, Suite 230 San Diego, California 92121	According to PTO’s PAIR, No Fees Due Currently. 4th year fees due 06/15/2007 ($900) 8th year fee due 06/15/2011 ($1,150) 12th year fee due 06/15/2015 ($1,900)

Patent or Application No.	Reel/Frame	*Maintenance Fee Due
6,661,804 (09/764,779)	018323/0157 Assignors: Fellman, Ronald D.; Cruz, Rene L.; and Palmer, Douglas A. Assignee: Path 1 Network Technologies, Inc. 9339 Genesee Avenue, Suite 230 San Diego, California 92121	According to PTO’s PAIR, No Fees Due Currently. 4th year fees due 12/09/2006 ($900) 8th year fee due 12/09/2010 ($1,150) 12th year fee due 12/09/2014 ($1,900)

10/688,787	014478/0436 Assignors: Fellman, Ronald D.; Cruz, Rene L.; Palmer, Douglas A.; Schade, Bart Assignee: Path 1 Network Technologies, Inc. 9339 Genesee Avenue, Suite 230 San Diego, California 92121	10/17/2003 filing date

6,704,329 (10/141,630)	013185/0842 Assignors: Martin, G. J. Assignee: Path 1 Network Technologies, Inc. 9339 Genesee Avenue, Suite 230 San Diego, California 92121	According to PTO’s PAIR, No Fees Due Currently. 4th year fees due 03/09/2007 ($900) 8th year fee due 03/09/2011 ($1,150) 12th year fee due 03/09/2015 ($1,900)